Exhibit 10.15

EXECUTION COPY

REGENEREX, INC.

DEFERRED COMPENSATION PLAN

This Regenerex, Inc. Deferred Compensation Plan (the “Plan”) is adopted by Regenerex, Inc. (the “Company”) for the purpose of providing a deferred compensation arrangement to any independent members of the Board of Directors of the Company and their respective Beneficiaries in consideration of services rendered to the Company and as an inducement for their continued services in the future.

ARTICLE I: DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1. “Account” means an account established under the Plan for each Participant who has made an Election with respect to Eligible Cash Compensation, to which there shall be credited or contributed such amounts as the Company shall determine in accordance with this Plan, including the Participant’s Credited Investment Return (Loss) determined under Article III, and from which there shall be reduced by any distributions made to a Participant or Beneficiary.

1.2. “Applicable Laws” means the requirements relating to the administration of this Plan under applicable state corporation laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of common stock of the Company are listed or quoted and the applicable laws of any foreign country or jurisdiction where Eligible Cash Compensation will be deferred under this Plan.

1.3. “Beneficiary” means those persons, trusts or other entities entitled to receive payments which may be payable hereunder upon a Participant’s death as determined under Article IV.

1.4. “Benefit” means the amounts credited or contributed to a Participant’s Account pursuant to such Participant’s Election, plus or minus all Credited Investment Return (Loss).

1.5. “Board of Directors” or “Board” means the Board of Directors of the Company, or, for purposes of administering this Plan, a committee or subcommittee thereof designated by the Board to administer this Plan, provided that, any Director who participates in this Plan as a Participant shall not be a part of such committee or subcommittee.

1.6. “Bylaws” means the bylaws of the Company, as amended or restated from time to time.

1.7. “Charter” means the charter of the Company, as amended or restated from time to time.

1.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9. “Company” means Regenerex, Inc.

1.10. “Credited Investment Return (Loss)” means the hypothetical investment return which shall be credited to the Participant’s Account pursuant to Article III.

1.11. “Distribution Date” means any date on which distribution of a Participant’s Account Benefit is made pursuant to Article III and such Participant’s Election.

1.12. “Effective Date” means December 20, 2018.

1.13. “Election” means a written election to participate and to defer compensation by a Participant in such form and consistent with the terms of the Plan as the Company may prescribe from time to time.

1.14. “Eligible Cash Compensation” means annual Board or committee retainers and meeting fees payable in cash by the Company.

1.15. “Participant” means each Director of the Board of the Company, to the extent he has made an Election under the Plan.

1.16. “Plan” means this Regenerex, Inc. Deferred Compensation Plan, as it may be amended from time to time.

1.17. “Securities Act” means the Securities Act of 1933, as amended from time to time.

1.18. “Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

ARTICLE II: ELIGIBILITY

2.1. Eligibility. Eligibility for participation in the Plan shall be limited to independent members of the Board of Directors of the Company. The Participants shall be eligible to defer Eligible Cash Compensation in accordance with this Plan and rules established by the Board. Each person who becomes a Participant shall execute an Election in the form prescribed by the Company.

2.2. Cessation of Participation. Participation in the Plan shall continue until all of the payments to which the Participant is entitled thereunder have been paid in full. For purposes of any calendar year or other period as to which a deferral election relates, the substantive provisions of the Plan that are not specifically modified or amended in a manner permitted under Section 409A by the Board, whether pursuant to an amendment to the Plan or otherwise, shall continue to be applicable.

2.3. Deferral Elections Generally. To the extent permitted under Section 409A and other Applicable Laws, the Board may permit an Election by each Participant with respect to Eligible Cash Compensation for any calendar year or other specified period. The Board may, by rule or Election or otherwise, provide or permit an Election as to the amounts, timing and other provisions applicable to any deferral election of Eligible Cash Compensation for any calendar year or other period to continue to apply to Eligible Cash Compensation for future calendar years, without the requirement to make a new Election, unless changed in a timely manner in accordance with the requirements of Section 409A.

2.4. Time of Election of Deferral. Except as provided in the next sentence, an election to defer Eligible Cash Compensation must be made before the year in which the Eligible Cash Compensation is earned. To the extent permitted under Section 409A, the Board may permit a Participant, in his first year of eligibility for the Plan, to make a deferral election within 30 days of first becoming eligible, provided that such a deferral election may relate only to Eligible Cash Compensation attributable to the period following the deferral election. Any change to an Election may be effective only with regard to Eligible Cash Compensation earned commencing with the next calendar year and only to the extent permitted without penalty in accordance with the requirements of Section 409A.

ARTICLE III: DEFERRAL OF ELIGIBLE CASH COMPENSATION

3.1. Establishment of Accounts. The Company shall cause an Account to be kept in the name of each Participant and each Beneficiary of a deceased Participant who has made an Election with respect to Eligible Cash Compensation, which shall reflect the value of such Participant’s Benefit, as adjusted from time to time to reflect Credited Investment Return (Loss).

3.2. Crediting of Accounts. Except as otherwise determined by the Board, the Company shall credit to each Participant’s Account a notional amount equal to the gross amount of the Eligible Cash Compensation deferred under the Plan.

3.3. Vesting. Except as otherwise determined by the Board in advance of the Election deadline, amounts credited to an Account in respect of Eligible Cash Compensation (and the earnings (losses) credited thereon) shall be 100% vested.

3.4. Credited Investment Return (Loss). Except as otherwise determined by the Board, the Account shall be credited with any earnings (or losses) in accordance with investments designated by the Board after consultation with the Participant. For the avoidance of doubt, the Board shall not be bound by any investment preferences of the Participant.

3.5. Timing of Distribution. The vested portion of a Participant’s Account shall be paid (or payment shall commence) in accordance with the terms of the Participant’s Election.

3.6. Method of Distribution. Except as otherwise determined by the Board and/or as elected by a Participant pursuant to an Election permitted by the Board, all payments from a Participant’s Account shall be made in cash.

ARTICLE IV: BENEFICIARIES

4.1. Designation of Beneficiary. Each Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary to receive any payments due under Article III which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.

4.2. No Designated Beneficiary. If, upon the death of the Participant, there is no valid designation of a Beneficiary, the Beneficiary shall be the Participant’s estate.

ARTICLE V: ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Board (excluding any Participants). The Board has sole discretion to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan. The Board’s powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this Plan, to determine the eligibility for and the amount of benefits payable under the Plan, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan. The Board may delegate its authority hereunder to one or more officers of the Company. Whenever payments are to be made under this Plan, such payments shall be made consistent with the terms of the applicable Election and no interest shall be paid on such amounts for any reasonable delay in making the payments. The Board’s decisions under the Plan shall be final and binding on all Participants, as well as the Participant’s heirs, assigns, administrator, executor, and any other person claiming through the Participant. This Plan shall be interpreted and administered in a manner that complies with Section 409A.

ARTICLE VI: MISCELLANEOUS

6.1. The right of a Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. The contents of each Account shall be considered assets of the Company until distributed to a Participant or his or her designated Beneficiary. This Plan shall not be construed to require the Company to fund, prior to payment, any amounts payable under this Plan.

6.2. If, in the Company’s opinion, a Participant or Beneficiary for any reason is unable to handle properly any payments payable to him or her under the Plan, then the Company may make such arrangements which it determines to be beneficial to such Participant or Beneficiary, to the extent such arrangements have not been made by such Participant or Beneficiary, for the distribution of such payment, including (without limitation) the distribution of such payment to the guardian, conservator, spouse or dependent(s) of such Participant or Beneficiary.

6.3. The right of any Participant, any Beneficiary, or any other person to the payment of any amounts under this Plan shall not be assigned, transferred, pledged or encumbered.

6.4. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

6.5. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the service of the Company as a member of the Board of Directors. Nothing in this Plan or any Benefits shall in any way interfere with or limit the right of the Company, or any affiliate of the Company, to terminate any Participant’s status as a member of the Board of Directors at any time, as applicable, or confer upon any Participant any right to continue in the service of the Company or any affiliate of the Company.

6.6. If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

6.7. This Plan shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws) except to the extent the laws of the State of Delaware are superseded by or conflict with Applicable Law.

6.8. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among a Participant and the Company other than those set forth or provided for herein.

6.9. If any provision of this Plan is held to be illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining portions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan. Such an illegal or invalid provision shall be replaced by a revised provision that most nearly comports to the substance of the illegal or invalid provision. If any of the terms or provisions of this Plan or any Election conflict with the requirements of Applicable Laws, those conflicting terms or provisions shall be deemed inoperative to the extent they conflict with Applicable Law. In the event of any conflict or ambiguity between an Election and the Plan, the terms of the Plan shall govern.

6.10. No person constituting, or member of the group constituting, the Board shall be liable for any act or omission on such person’s part, including but not limited to the exercise of any power or discretion given to such member under this Plan, except for those acts or omissions resulting from such member’s gross negligence or willful misconduct. The Company shall indemnify each present and future person constituting, or member of the group constituting, the Board against, and each person or member of the group constituting the Board shall be entitled without further act on his or her part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation) reasonably incurred by such person in connection with or arising out of any action, suit or proceeding to the fullest extent permitted by law and by the Charter and Bylaws of the Company.

6.11. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. In addition, on the occurrence of any event with respect to any Eligible Cash Compensation deferred pursuant to this Plan that requires the Company to withhold taxes, the Participant shall make arrangements satisfactory to the Company whereby such taxes may be paid.

6.12. The Board may at any time amend, suspend or discontinue this Plan, provided that such amendment, suspension or discontinuance meets the requirements of Applicable Laws, including without limitation, any applicable requirements for stockholder approval. Notwithstanding the above, an amendment, suspension or discontinuation shall not be made if it would substantially impair the rights of any Participant under any Benefits previously granted in connection with a deferral of Eligible Cash Compensation elected by a Participant pursuant to this Plan, without the Participant’s consent, except to conform this Plan and any Benefits granted in connection with this Plan to the requirements of Applicable Laws.

6.13. Claims and Appeals.

(a) Claims Procedure. The Participant or any other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Board within ninety (90) calendar days of the earlier of (i) the date the claimant learned the amount of his benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) calendar days after the claim is received. If special circumstances require an extension of time (up to ninety (90) calendar days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Board expects to render its decision on the claim.

(b) Appeal Procedure. If the claimant’s claim is denied, the claimant (or his authorized representative) may apply in writing to the Board for a review of the decision denying the claim. Review must be requested within sixty (60) calendar days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Board will provide written notice of its decision on review within sixty (60) calendar days after it receives a review request. If additional time (up to sixty (60) calendar days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Board expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Applicable Law.

ARTICLE VII: SECTION 409A

7.1. Although the Company does not guarantee the particular tax treatment of any Benefits in connection with a deferral of Eligible Cash Compensation under the Plan, such Benefits are intended to comply with, or be exempt from, the applicable requirements of Section 409A and the Plan and any Election made hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

7.2. Notwithstanding anything in the Plan or in an Election to the contrary, the following provisions shall apply to any Benefits in connection with a deferral of Eligible Cash Compensation under the Plan that constitute “non-qualified deferred compensation” pursuant to Section 409A. A termination of service shall not be deemed to have occurred for purposes of any provision of this Plan or an Election providing for payment upon or following a termination of the Participant’s service unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in the Plan or the Election, if the Participant is deemed on the date of the Participant’s termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A, then with regard to any payment due upon a “separation from service,” to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service,” and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 7.2 shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s “separation from service” or, if earlier, on the date of the Participant’s death. Whenever an Election specifies a payment period without reference to a particular date, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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To record the adoption of the Plan, the Company has caused its authorized officer to execute the same, effective as of the 21st day of December, 2018.

REGENEREX, INC.

By:	/s/ Scott Requadt
Name:	Scott Requadt
Its:	Chief Executive Officer

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